OPINION AND CONSENT



              [Letterhead of Kramer Levin Naftalis & Frankel LLP]





                                  April 1, 1999





The Victory Portfolios
3435 Stelzer Road
Columbus, Ohio  43219

                  Re:  The Victory Portfolios
                       ----------------------

Ladies and Gentlemen:

         We have acted as counsel to The Victory Portfolios, a Delaware business trust (the "Trust"), in connection with certain matters relating to the formation of the Trust and the issuance of Shares in the Trust. Capitalized terms used herein and not otherwise herein defined are used as defined in the Trust Instrument of the Trust dated December 6, 1995, as amended through the date hereof (as so amended, the "Governing Instrument").

         In rendering this opinion, we have examined copies of the following documents, each in the form provided to us: the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the "Recording Office") on December 21, 1995 (the "Certificate"); the Governing Instrument; the Bylaws of the Trust; certain resolutions of the Trustees of the Trust including resolutions dated December 6, 1995 relating to the organization of the Trust, resolutions dated October 9, 1998 relating to, inter alia, the establishment of each Fund and each Class of each Fund (each such term used as defined below) and resolutions dated December 11, 1998 relating to, inter alia, the proposed Victory/Gradison reorganization (as described in such resolutions) (such resolutions, together with the Governing Instrument and Bylaws of the Trust are referred to as the "Governing Documents"); Post-Effective Amendment No. 26 to the Registration Statement on Form N-1A of The Victory Portfolios, a Massachusetts business trust and the predecessor to the Trust (the "Predecessor Trust") by which the Trust adopted such Registration Statement and the Predecessor Trust's Notification of Registration and Registration Statement under the Investment Company Act of 1940, as filed with the Securities and Exchange Commission on December 28, 1995; Certificates of Assistant Secretary of the Trust dated as of March 19, 1999 and March 29, 1999, certifying as to the due adoption of the resolutions referenced above; and a certification of good standing of the Trust obtained as of a recent date from the Recording Office. In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, and the legal capacity of natural persons to complete the execution of documents.

         Based on and subject to the foregoing, it is our opinion that:

         1. The Trust is a business trust duly created and validly existing in good standing under the laws of the State of Delaware. Each of the following funds of the Trust (each a "Fund" and collectively, the "Funds") and each class of each Fund referenced herein (each a "Class") is a validly existing Series or Class thereof, as applicable, of the Trust: Gradison Government Reserves Fund (Class G) and Established Value Fund (Class G).

         2. Shares of each Class of each Fund, when issued to Shareholders in accordance with the terms, conditions, requirements and procedures set forth in the Governing Documents and all applicable resolutions of the Trustees, will be validly issued, fully paid and non-assessable Shares of beneficial interest in the Trust.

         We are members of the Bar of the State of New York and do not hold ourselves out as experts on, or express any opinion as to, the law of any other state or jurisdiction other than the laws of the State of New York and applicable federal laws of the United States. As to matters involving Delaware law, with your permission, we have relied solely upon an opinion of Morris, Nichols, Arsht & Tunnell, special Delaware counsel to the Trust, a copy of which is attached hereto as Exhibit A, concerning the organization of the Trust and the authorization and issuance of the Shares, and our opinion is subject to the qualifications and limitations set forth therein, which are incorporated herein by reference as though fully set forth herein.

         This opinion is solely for your benefit and is not to be quoted in whole or in part, summarized or otherwise referred to, nor is it to be filed with or supplied to any governmental agency or other person without the written consent of this firm. This opinion letter is rendered as of the date hereof, and we specifically disclaim any responsibility to update or supplement this letter to reflect any events or state of facts which may hereafter come to our attention or any changes in statutes or regulations or any court decisions which may hereafter occur.

         Notwithstanding the previous paragraph, we consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 50 the Trust's Registration Statement.

                                   Sincerely,



                                   /s/ KRAMER LEVIN NAFTALIS & FRANKEL LLP